PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated March 5,2001

BETWEEN:

STEPHEN KOCSIS, P. Geo., of
301 - 776 Vaughan Street Quesnel,
B. C. V2J 2T5

(hereinafter called "Kocsis")

AND:

MOSQUITO CONSOLIDATED GOLD MINES LTD., , a company incorporated under the laws of the Province of British Columbia and having its head office at Suite 301, 455 Granville Street, Vancouver, B. C. V 6C 1 T 1

(hereinafter called the "Mosquito")

AND:

GOLDEN CARIBOO RESOURCES LTD., a company incorporated under the laws of the Province of British Columbia and having its head office at Suite 305, 455 Granville Street, Vancouver, B.C. V6C 1 T1

(hereinafter called the "Golden Cariboo")

WHEREAS:

A. Kocsis is the registered owner of a 100% right, title and interest in the Dufferin, Antler, Nugget Mtn, Heron, Grouse and Eagle Claims mineral claims, located in the Cariboo Mining Division of British Columbia and are more particularly described in Schedule "A" attached to this Agreement (the "Property"). The claims represent a total of 117 mineral titles of which the Heron, Dufferin, Grouse and Antler 1 claims represent a 20 unit, 4-post claims;

B. Mosquito has claimed an interest in the Property and is in a dispute with Kocsis with respect to the rightful ownership of the Property and has agreed with Kocsis to terminate the dispute by being compensated by Golden Cariboo for the purchase of 50% of the Property as ifit were also one of the vendors of the Property and Kocsis has agreed with Mosquito that it shall be compensated by Golden Cariboo as to 50% of the purchase price of the Property;

C. Kocsis and Mosquito hereby grant to Golden Cariboo the sole and exclusive right to earn a 100% right, title and interest in' and to the Property, subject to a 2% Net Smelter Return Royalty payable to Kocsis and Mosquito;

D. Kocsis and Mosquito are at arm's length to Golden Cariboo;

E. Golden Cariboo is listed on the Canadian Venture Exchange ("CDNX"); and

F. Mosquito is listed on the CDNX.

NOW THEREFORE in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

1. DEFINITIONS

1.1 In this Agreement:

(a) "Agreement" means this Agreement, as the same may be amended, supplemented or modified from time to time;

(b) "Approval Date" is the date on which this Agreement has been accepted for :filing with the CDNX;

( c) "Net Smelter Return Royalty" means payment of a royalty of net smelter returns as described in Schedule B attached to this Agreement.

(d) "Option") means the option to acquire 100% of the Property as provided for in this Agreement;

(e) "Property" shall mean and include:

(i)
the mineral properties located in the Province of British Columbia, known as the Dufferin, Antler, Nugget Mtn, Heron, Grouse and Eagle Claims, which claim is more particularly described in Schedule "A" attached hereto; and

(ii)
all rights and appurtenances pertaining to the mineral claims, leases, , licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom.

(f) "Regulatory Authorities" means those governmental and regulatory agencies which have jurisdiction over the Golden Cariboo and Mosquito including the Canadian Venture Exchange (CDNX) and the British Columbia Securities Commission (the "Commission");

2. GRANT OF OPTION

2.1. Kocsis and Mosquito grant to Golden Cariboo the sole, exclusive and irrevocable right and option (the "Option") to acquire an undivided 100% right, title and interest in and to the Property, subject to the Net Smelter Return Royalty, for and in consideration of the obligations set out in Paragraph 3 below.

3. TERMS OF OPTION

3.1 In order to acquire the 100% right, title and interest in and to the Property, Golden Cariboo agrees to allot and issue a total of 400,000 of its common shares and to pay option payments totalling $25,000 to Kocsis and Mosquito, in accordance with the following schedule:

(a) allot and issue 100,000 of its common shares to Kocsis on receipt of CDNX acceptance of this option agreement;

(b) allot and issue 100,000 of its common shares to Mosquito on receipt of CDNX acceptance of this option agreement;

(c) pay $7,500 to Kocsis on receipt ofCDNX acceptance of this option agreement; (d) pay $5,000 to Mosquito on receipt ofCDNX acceptance of this option agreement; (e) allot and issue a further 100,000 common shares to Kocsis by March 30,2002, following receipt of CDNX acceptance to the issuance of these further shares;

(f) allot and issue a further 100,000 common shares to Mosquito by March 30, 2002 following receipt of CDNX acceptance to the issuance of these further shares; (g) pay a further $5,000 to Mosquito on or before June 30, 2001; and (h) pay a further $7,500 to Kocsis on or before June 30,2001

3.2 At such time that the Property is brought into commercial production, Golden Cariboo agrees to pay to Kocsis and Mosquito (1 % to Kocsis and 1 % to Mosquito), a Net Smelter Return Royalty equal to 2% of the Net Smelter Returns received from the property in accordance with Schedule B to this Agreement;

3.3 Golden Cariboo may purchase from Kocsis and Mosquito and Kocsis and Mosquito shall sell to the Golden Cariboo, the 2% Net Smelter Return Royalty for a cash payment of $2,000,000 ($1,000,000 to Kocsis and $1,000,000 to Mosquito) at such time as the purchaser may, by notice in writing to Kocsis and Mosquito advising of its intention to purchase the Net Smelter Return Royalty.

4. EXERCISE OF OPTION

4.1 When Golden Cariboo has issued the 400,000 shares and made all cash payments required under Paragraph 3 above, it shall have exercised this Option and will have acquired an undivided 100% right title and interest in the Property, subject to the 2% Net Smelter Return Royalty described in Schedule B to this Agreement.

5. RIGHT OF ENTRY

5.1 During the term of the Option, Golden Cariboo and its employees, agents and any person duly authorized by Golden Cariboo shall have the sole and exclusive right to:

(a) enter in, under and upon the Property;

(b) have exclusive and quiet possession thereof;

(c) do such prospecting, exploration, development and other mining work thereon and thereunder as Golden Cariboo in its sole discretion may consider advisable;

(d) bring upon and erect upon the Property, such mining facilities as Golden Cariboo may consider advisable; and

(e) remove from the property and sell or otherwise dispose of mineral products derived therefrom.

6. REPRESENTATIONS AND WARRANTIES OF THE KOCSIS AND MOS UITO

6.1 In order to induce the Purchaser to enter into and to complete the transactions contemplated by this Agreement, Kocsis and Mosquito jointly represent and warrant to the Purchaser that:

(a)
Kocsis is the recorded and beneficial owner of 100% of the Property described in Schedule A to this Agreement, has the sole right to enter into this Agreement and to sell and assign the Property free and clear of any liens or encumbrances;

(b)
Mosquito has the right to enter into this Agreement and the entering into this Agreement by Mosquito has received all necessary approvals of the board of directors of Mosquito, a copy of which will be made available to Golden Cariboo on execution of this Agreement;

(c)
to the best of their knowledge, the mineral claims comprising the Property have been properly staked and recorded in compliance with all laws and regulations of the Province of British Columbia and there are no disputes over the title, the staking or recording of the mineral prospects on the property, or outstanding agreements or options to acquire or purchase the Property or any portion thereof save and except as disclosed to the Purchaser, and no person has any royalty or other interest whatsoever in production ITom any of the mineral claims which comprise the Property;

(d)
Kocsis covenants and agrees to file all necessary documentation with the appropriate mining recorders office to extend the present expiry dates of the Property, such filings to be discussed and agreed to by Golden Cariboo Resources Ltd.;

(e)
to the best of their knowledge, the Property is in good standing, and all necessary filings, permits and other necessary documentation has been made or received ITom all regulatory authorities, and the property is ITee and clear of any liens, charges or encumbrances or claims by any other party of any nature or kind whatsoever;

(f)	Mosquito has been duly incorporated under the Company Act (British Columbia) and is in good standing under the laws of British Columbia; and

(g)	neither Kocsis nor Mosquito, nor any predecessor in interest or title has done anything whereby the Property may become encumbered.

6.2 Kocsis and Mosquito shall indemnifY and save the Purchaser harmless ITom all loss, damage, costs, actions, and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

6.3 The representations and warranties contained in this paragraph are provided for the exclusive benefit of the Golden Cariboo, and a breach of anyone or more thereof may be waived by the Golden Cariboo in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

6.4 The representations and warranties contained in this Paragraph shall survive the execution hereof

6.5 On execution of this Agreement, Kocsis and Mosquito shall deliver duly executed transfer forms to the Golden Cariboo to evidence the transfer of the Property as contemplated herein and Golden Cariboo shall be entitled to record the transfer to effect the legal transfer of the Property to the Golden Cariboo provided that Golden Cariboo has acquired the 100% right, title and interest of Kocsis and Mosquito in the Property prusuant to the requirements of Paragraph 3 hereof

6.6 Kocsis and Mosquito covenant that all relevant particulars with respect to the staking of the Properties are disclosed in Schedule "A" and that they are unaware of any encumbrances on the Properties.

7. REPRESENTATIONS AND WARRANTIES OF GOLDEN CARIBOO

7.1 In order to induce the Kocsis and Mosquito to enter into and to complete the transactions contemplated by this Agreement, the Golden Cariboo represents and warrants to them that:

(a)
it has been duly incorporated and validly exists as a corporation in good standing under the law of the Province of British Columbia and has full capacity to enter into this Agreement and carry out the transactions contemplated hereby;

(b)	it is in good standing with respect to all filings required to be made with the British Columbia Securities Commission;

(c)
Golden Cariboo has full corporate power and authority to enter into this Agreement and the entering into of this Agreement does not conflict with any applicable laws or with the charter documents of Golden Cariboo any contract or other commitment to which Golden Cariboo is a party;

(d)	Golden Cariboo covenants and agrees to maintain the Property in good standing;

(e)
Should Golden Cariboo elect to abandon its interest in the Property, either in whole or in part, it shall transfer to Kocsis and to Mosquito a 50% interest in the Property to each party, and file a minimum of one (1) year's assessment work on the Property beyond the date of such Notice of abandonment; and

(f)	Should Golden Cariboo elect to sell its interest in the Property, it shall grant Mosquito a right of first refusal on this sale.

7.2 The execution of this Agreement and the performance of its terms have been duly authorizedby all necessary corporate actions including resolutions of the board of directors;

7.3 Golden Cariboo shall indemnify and save Kocsis and Mosquito harmless from all loss, damage, costs, actions, and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

7.4 The representations and warranties contained in this paragraph are provided for the exclusive benefit of Kocsis and Mosquito, and a breach of anyone or more thereof may be waived by the Kocsis and Mosquito in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

7.5 The representations and warranties contained in this paragraph shall survive the execution hereof

7.6 Golden Cariboo covenants that it will continue to comply with the requirements of applicable securities laws and the Regulatory Authorities in relation to the issue and trading of its securities and in all matters relating to the transactions contemplated by this Agreement, including the filing of a renewal Annual Information Form, prior to the issuance of the shares contemplated herein; .

8. TRANSFER OF TITLE

8.1 Upon completion of the last payment and delivery of all shares required to be made by Golden Cariboo to Kocsis and Mosquito in accordance with Paragraph 3, Golden Cariboo shall be entitled to record all transfers contemplated hereby at its own cost with the appropriate government office to effect the transfer of its 100% interest in the Property, free and clear of any liens, charges or encumbrances whatsoever, except the Net Smelter Return Royalty.

9. TERMINATION

9.1 If the Option is terminated otherwise than upon the exercise thereof Golden Cariboo will leave the claims in good standing for a period of at least one year from the termination of the option period and deliver to Kocsis and Mosquito, the documentation being held by Golden Cariboo to transfer the claims into its name on completion of the option payments and share deliveries described above.

9.2 This Agreement and Option shall terminate:

(a) at the option of Kocsis and Mosquito if, after giving 30 days written notice to Golden Cariboo of default of any of the payments described in paragraph 3 and Golden Cariboo has not within those 30 days made the outstanding payments to Kocsis and Mosquito, unless the time for making such payments has been extended, in writing, by Kocsis and Mosquito;

(b) at the option of Golden Cariboo by giving thirty (30) days written notice to Kocsis and Mosquito; and

(c) at the option of Kocsis and Mosquito, by giving thirty (30) days written notice to Golden Cariboo, if any of the warranties and representations of Golden Cariboo set out herein are untrue in any material respect.

10 TRANSFER OF INTEREST

10.1 During the term of this Agreement neither party to this Agreement may transfer or assign any interest it holds in the Property to any other party, without the express written consent of of the other party, such consent not to be unreasonably withheld.

11. FURTHER ASSURANCES

11.1 The parties shall execute and deliver such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

12. FORCE MAJEURE

12.1 If Golden Cariboo is at any time during the Option Period prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of Golden Cariboo, the time limited for the performance of Golden Cariboo of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge Golden Cariboo of its obligations set out herein.

12.2 Golden Cariboo will within seven days give notice to Kocsis and Mosquito of each event of force majeure under this paragraph and upon cessation of such event will furnish Kocsis and Mosquito with notice to that effect together with particulars of the number of days by which the obligations of Golden Cariboo have been extended by virtue of such event of force majeure and all preceding events of force majeure.

13 NOTICE

13. 1 All notices required or permitted to be given hereunder shall be in writing and personally delivered to the address of the intended recipient set forth on the first page hereof or at such other address as may from time to time be notified by any of the parties hereto in the manner herein provided.

14. ENTIRE AGREEMENT

14.1 This Agreement constitutes the entire Agreement between the parties, and there are no representations or warranties, express or implied, statutory or otherwise and no agreements collateral hereto other than as expressly set forth or referred to herein.

15. TIME OF THE ESSENCE

15. 1 Time shall be the essence of this Agreement.

16. APPLICABLE LAW

16.1 This Agreement is subject to regulatory approval and shall be governed by and interpreted in accordance with the laws of this Province of British Columbia.

17. REGULATORY APPROVAL

17.1 This Agreement is subject to regulatory approval and Golden Cariboo agrees to obtain such regulatory approval as may be required within 90 days of execution of this Agreement. If such approval is not obtained within such period, Golden Cariboo may request a further 30 days within which to obtain such approval failing which approval this option shall terminate unless extended by mututal agreement of the parties. All parties agree to take such steps to cooperate fully with each other as may be reasonable and necessary to obtain such approvals and it is further agreed that if the consideration set out in Paragraph 3 is not acceptable, then Kocsis and' Mosquito agree to modify such consideration as may be necessary and in their opinion commercially reasonable to obtain regulatory approval. Until the Approval Date. Golden Cariboo may have access to the Property but only for the purposes of examination and verification of eh.-1sting data and for the purpOS6 of pr~paring a technical report on the Property should one be required to obtain Regulatory Approval of this Agreement.

18. ARBITRATION

18.1 All matters and differences between the parties hereto in relation to this Agreement and the option granted herein will be referred to the arbitration of a single arbitrator, if the parties agree to one arbitrator, otherwise two arbitrators will be appointed by each party and a third will be chosen by the two already appointed arbitrators before they enter into the business of arbitration. The aware and determination arbitrator or arbitrators will be binding upon the parties hereto and their respective heirs, executors, administrators and assigns. In the event that any party fails to appoint an arbitrator, the matter of difference will be settled under the terms of the Commercial Arbitration Act of British Columbia, as amended,

19 _ CAPTIONS

19, 1 The captions appearing in this Agreement are inserted for convenience or reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

SCHEDULE A

Mineral Property Option Agreement between Stephen Kocsis, Mosquito
Consolidated Gold Mines Ltd. and Golden Cariboo Resources Ltd.

Name of Claims	Tenure #	Expirv	No. of Units
Dufferin	382423	2001/11/09	20
Dufferin 1	375107	2001/03/25	1
Dufferin 21	377806	2001/06/1 0	1
Antler 1	382424	2001/11/01	20
Antler 9	375230	2001/04/07	1
Antler 11-12	375232 & 33	2001/04/07	2
Antler 13-18	375719-24	2001/04/07	6
Antler 19 & 20	375764 & 65	2001/04/20	2
Antler 22	375235	2001/04/07	1
Antler 29-38	375725-34	2001/04/08	10
Antler 43-56	375770-83	2001/04/14	13
Antler 57	375784	2001/04/20	1
Antler 59 & 60	275786 & 87	2001/04/20	2
Antler 61-66	375892-97	2001/04/21	6
Antler 67-80	375898-911	2001/04/23	14
Nugget Mntn 19-28	375801-10	2001/04/01	10
Nugget Mntn 29-42	375811-824	2001/04/12	14
Nugget Mntn 43-52	375914-23	2001/04/16	10
Nugget Mntn 53-62	375924-33	2001/04/18	9
Heron	382422	2001/11/09	20
Heron 32-36	376130-34	2001/04/24	5
Grouse	382421	2001/11/09	20
Eagle 1	382433	2001/11/03	1
Eagle 2 & 3	382434 & 35	2001/11/07	2
Eagle 4	382436	2001/11/09	1

SCHEDULE B

Mineral Property Option Agreement between Stephen Kocsis, Mosquito
Consolidated Gold Mines Ltd. and Golden Cariboo Resources Ltd.

NET SMELTER ROYALTY

Golden Cariboo Resources Ltd. is acquiring 100% of the Property subject to a 2% Net Smelter Return Royalty in favour of Kocsis as to 1 % and Mosquito as to 1 % on the net smelter returned derived from the production of minerals from the Property which shall be computed as follows:

a. If minerals, mineral concentrates or other substances, ore-bearing materials and rock of every kind whether metalliferous or non-metalliferous substances are removed from the Property and delivered to a mill, smelter in a bona fide arm's length transaction or any minerals processed at a mill located on the property, the net smelter return shall be the total, gross sale proceeds therefore which are received by or credited to the Purchaser, including any proceeds of insurance, less only (1) all actual costs incurred by the Purchaser for transportation of the substances to the pointes or point of sale; and (2) all sampling, assaying, weighing, treatment, smelter or refining charges, or penalties which are charges, or penalties, which are charged by the buyer to the Purchaser, except those deducted by the buyer directly from the proceeds of sale; and there shall be no deduction for costs of any treatment, processing or benefication by or on behalf of the Purchaser;

b. If ores are removed from the Property other than a bona fide arm's length sale transaction, the Net Smelter Returns shall be based upon a value equivalent to Net Smelter Return, which shall be the gross fair market value of the ores at the Property, in the form and condition in which the ores are transported from the Property, without any deduction for costs of any treatment, processing or benefication;

c. Any sale of by-products of operations or other materials produced from the Property, such as tailings or dump wastes, sand, gravel or clays and any use of them off the property without a sale (except solely as a waste disposal) shall be subject to the Net Smelter Return Royalty;

d. Within 120 days after the end of each calendar year for which the Net Smelter Returns are payable, the records relating to the calculation of Net Smelter Returns for such year shall be audited any resulting adjustments in the payment of Net Smelter Returns shall be made forthwith after completion of the audit. All payment of Net Smelter Returns for a calendar year shall be deemed final and in full satisfaction of all obligations of the Golden Cariboo in respect thereof if such payments or the calculations thereof are not disputed by Kocsis and/or Mosquito within 60 days after receipt by Kocsis and Mosquito of the audited statements.

e. Golden Cariboo shall maintain an accurate record ofthe results of all mining operations on the Property and results of such sampling, weighing and assaying with respect to any ore mined and concentrate and bullion produced on the Property;

f Kocsis and Mosquito, or their authorized agents, shall be permitted the right to examine, at all reasonable times, such records pertaining to the calculations of Net Smelter Returns and shall have, at their own risk, access to the Property.

g, Payment of Net Smelter Return Royalties shall be made within seven (7) days following each month end, during which the Purchaser has carried out any exploration, development or mining operations on the Property.

h, Kocsic and Mosquito have the right to register its Net Smelter Royalty in appropriate Land Title or Mining Recorder's Office, as the case may be.